TIP FUNDS

                                   PROSPECTUS
                                January 31, 2000

                          TIP TARGET SELECT EQUITY FUND

                               Investment Adviser
                        TURNER INVESTMENT PARTNERS, INC.

 These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                           How to Read Your Prospectus

TIP Funds is a mutual fund family that offers different classes of shares in separate investment portfolios (Fund). The Fund has individual investment goals and strategies. This prospectus gives you important information about the Fund that you should know before investing. Please read this prospectus and keep it for future reference.

This prospectus has been arranged into different sections so that you can easily review this important information. On the next page, there is some general information you should know about the Fund. For more detailed information about the Fund, please see:

                                                                          Page
                                                                          ----
   TIP TARGET SELECT EQUITY FUND..........................................XXX
   INVESTMENTS AND PORTFOLIO MANAGEMENT...................................XXX
   PURCHASING, SELLING AND EXCHANGING TIP FUNDS...........................XXX
   DIVIDENDS, DISTRIBUTIONS AND TAXES.....................................XXX
   FINANCIAL HIGHLIGHTS...................................................XXX

To obtain more information about TIP Funds, please refer to the Back Cover of the Prospectus.

INFORMATION ABOUT THE FUND

The TIP Target Select Equity Fund is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

The Fund has its own investment goal and strategies for reaching that goal. The Adviser and Sub-Advisers invest Fund assets in a way that it believes will help the Fund achieve its goal. Still, investing in the Fund involves risk and there is no guarantee that the Fund will achieve its goal. The Adviser's and Sub-Advisers' judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job the Adviser and Sub-Advisers do, you could lose money on your investment in the Fund, just as you could with other investments. A Fund share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

The value of your investment in the Fund is based on the market prices of the securities the Fund holds. These prices change daily due to economic and other events that affect particular companies and other issuers. These price movements, sometimes called volatility, may be greater or lesser depending on the types of securities the Fund owns and the markets in which they trade. The effect on the Fund's share price of a change in the value of a single security will depend on how widely the Fund diversifies its holdings.

TIP Target Select Equity Fund

Fund Summary


Investment Goal                                Long-term capital appreciation

Investment Focus                               Common stocks of U.S. issuers

Share Price Volatility                         High

Principal Investment Strategy                  Utilizing sub-advisers experienced in selecting
                                               securities that have growth potential or that are
                                               undervalued, the Fund invests in U.S. common stocks

Investor Profile                               Investors who want capital appreciation but who can
                                               tolerate the risks of investing in equity securities

Strategy

The TIP Target Select Equity Fund invests primarily (at least 65% of its assets) in common stocks and other equity securities of companies regardless of their market capitalization. The Fund uses a multi-manager approach, relying upon a number of sub-advisers with differing investment philosophies to manage portions of the Fund's portfolio under the general supervision of Turner. In selecting investments for the Fund, the Adviser and the Sub-Advisers typically choose stocks of companies that have above-average growth potential or that have been undervalued by the market. The Fund will invest in securities of companies operating in a broad range of industries based on their growth potential or their relatively attractive price.

Due to its investment strategy, the Fund may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Risks

Since it purchases equity securities, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's equity securities may fluctuate drastically from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.

The smaller capitalization companies the Fund invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these small companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, small cap stocks may be more volatile than those of larger companies. These securities may be traded over the counter or listed on an exchange and may or may not pay dividends.

The Fund's investment approach, with its emphasis on stocks in a variety of capitalization ranges, is expected to offer potentially higher returns and a higher level of volatility relative to equity funds that invest solely in large cap companies. In addition, because the Fund does not employ a specific "growth" or "value" discipline, the Fund can be expected to perform differently than funds that employ a specific investment style.

The Fund is non-diversified, which means that it may invest in the securities of fewer issuers than a diversified fund. As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the performance of the Fund's Shares from year to year for two years.*

                         1998                     25.45%
                         1999                    113.07%

* The performance information shown above is based on a calendar year.

                       Best Quarter            Worst Quarter
                          43.45%                  (17.08)%
                        (12/31/99)               (9/30/98)

This table compares the Fund's average annual total returns for the periods ended December 31, 1999, to those of the Russell 3000 Index.

                                                           Since Inception
                                                1 Year         (1/1/98)
--------------------------------------------------------------------------
TIP Target Select Equity Fund                   113.07%         63.50%
Russell 3000 Index                               20.90%         22.51%

What is an Index?

An index measures the market price of a specific group of securities in a particular market of securities in a market sector. You cannot invest directly in an index. An index does not have an investment adviser and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Russell 3000 Index is a widely-recognized, capitalization-weighted (companies with larger market capitalizations have more influence than those with smaller market capitalizations) index of the 3,000 largest U.S. companies.

Fund Fees and Expenses

This table describes the Fund's fees and expenses that you may pay if you buy and hold shares of the Fund.

Annual Fund Operating Expenses (expenses deducted from Fund assets)

----------------------------------------------------------------------------
Investment Advisory Fees                                              1.05%
Distribution (12b-1) Fees                                             None
Other Expenses                                                        9.14%
                                                                     ------
Total Annual Fund Operating Expenses                                 10.19%
Fee Waivers and Expense Reimbursements                                8.89%
                                                                     ------
Net Total Operating Expenses                                          1.30%*
--------------------------------------------------------------------------------
* The Fund's Adviser has contractually agreed to waive fees and to reimburse expenses in order to keep total operating expenses from exceeding 1.30% for a period of one year, or from exceeding 1.80% in any subsequent year. In addition, the Fund has an arrangement with certain broker-dealers who have agreed to pay certain fund expenses in return for the direction of a percentage of the Fund's brokerage transactions. As a result of these arrangements, it is anticipated that the Fund's expenses will be reduced. For more information about these fees, see "Investment Adviser."

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated. The Example also assumes that each year your investment has a 5% return and Fund expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Fund would be:

                                  1 Year       3 Years     5 Years      10 Years
                                  ------       -------     -------      --------
TIP Target Select Equity Fund      $132         $520         $936        $2,120

The Fund's Other Investments

In addition to the investments and strategies described in this prospectus, the Fund also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information (SAI). Of course, there is no guarantee that the Fund will achieve its investment goal.

The investments and strategies described throughout this prospectus are those that the Fund uses under normal conditions. During unusual economic or market conditions, or for temporary defensive or liquidity purposes, the Fund may invest up to 100% of its assets in cash, repurchase agreements and short-term obligations that would not ordinarily be consistent with the Fund's objectives. The Fund will do so only if the Adviser believes that the risk of loss outweighs the opportunity for gains.

Investment Adviser

Turner Investment Partners, Inc., an SEC-registered adviser, serves as the Adviser to the Fund. As the Fund's Adviser, Turner makes investment decisions for the Fund and continuously reviews, supervises and administers the Fund's investment programs. The Adviser also ensures compliance with the Fund's investment policies and guidelines.

As of December 31, 1999, Turner had approximately $5.6 billion in assets under management. For its services during the most recent fiscal year, Turner received no investment advisory fees and waived/reimbursed expenses of 7.84%. Turner pays a portion of this fee to the Fund's sub-advisers.

Portfolio Managers

Robert E. Turner is a Trustee of the Trust and will be responsible for monitoring the day-to-day activity of the investment managers. In addition, Mr. Turner will act as portfolio manager of the portion of the assets of the Fund managed by Turner Investment Partners. Mr. Turner is also Chairman and Chief Investment Officer of Turner Investment Partners, Inc. He has held this position since the founding of Turner Investment Partners, Inc. in 1990. He has 18 years of investment experience.

Chartwell Investment Partners manages a portion of the assets of the Fund. Wynn Jessup, founder of Chartwell Investment Partners, and Chairman and President of Chartwell Dividend and Income Fund, serves as portfolio manager to the TIP Target Select Equity Fund. Mr. Jessup has over 31 years of investment experience.

Penn Capital Management Company, Inc. manages a portion of the assets of the Fund. Richard Hocker, founder of Penn Capital Management, Inc., serves as portfolio manager to the TIP Target Select Equity Fund. Prior to founding Penn Capital in 1987, Mr. Hocker was a shareholder and Senior Portfolio Manager of Delaware Investment Advisers, and investment management firm. He has over 36 years of investment experience.

Clover Capital Management, Inc. manages a portion of the assets of the Fund. Michael Jones, co-founder and Managing Director of Clover Capital, serves as portfolio manager to the TIP Target Select Equity Fund. Mr. Jones has over 20 years of investment experience.

Purchasing, Selling and Exchanging TIP Funds

--------------------------------------------------------------------------------
In order to open a new account, you must complete and mail the New Account Application that you receive with this prospectus.

All trades must be received by the Fund's Transfer Agent by 4:00 PM EST.

Your check must be made payable to the TIP Funds.

The Fund's minimum initial investment is $2,500 with minimum subsequent purchases of $50.
--------------------------------------------------------------------------------
Once you are a shareholder of the TIP Funds you can do the following:
--------------------------------------------------------------------------------
* Purchase, sell or exchange Fund shares by phone.

Call 1-800-224-6312 between 9:00 AM and 4:00 PM EST Monday through Friday and press 3 to place a trade.
--------------------------------------------------------------------------------

* Purchase, sell or exchange Fund shares by mail. Shareholders can mail trade requests to:

Regular mail                                  Express or overnight mail

TIP Funds                                     TIP Funds
P.O. Box 219805                               c/o DST Systems Inc.
Kansas City, MO 64141-6805                    330 W. 9th Street
                                              Kansas City, MO 64105
--------------------------------------------------------------------------------
*        Purchase Fund shares by wiring funds to:

         United Missouri Bank of Kansas NA
         ABA #101000695
         Account # 9870601168
         Further Credit: name of fund, shareholder name and TIP Funds account number
--------------------------------------------------------------------------------

The TIP Target Select Equity Fund is a "no load" mutual fund, meaning you pay no sales charge when purchasing shares of the Fund. The minimum initial investment is $2,500 and the subsequent investments are $50. The Fund reserves the right to waive the minimum initial investment.

This section tells you how to buy, sell (sometimes called "redeem") or exchange shares of the Fund.

Purchasing TIP Fund Shares

When Can You Purchase Shares?

You may purchase shares on any day that the New York Stock Exchange (NYSE) is open for business (a Business Day).

We may reject any purchase order if we determine that accepting the order would not be in the best interests of the Fund or its shareholders.

To open an account:

o By Mail -- Please send your completed application, with a check payable to TIP Funds, to the address listed on this page. Your check must be in U.S. dollars and drawn on a bank located in the United States. We do not accept third party checks, credit card checks or cash.

o By Wire -- Please call us at 1-800-224-6312 (option 3) to let us know that you intend to make your initial investment by wire. You will be given an account number and fax number to which you should send your completed New Account Application. Once this is complete you will need to instruct your bank to wire money to: United Missouri Bank of Kansas, N.A.; ABA #10-10-00695; for Account Number 98-7060-116-8; Further Credit: [TIP Target Select Equity Fund]. The shareholder's name and account number must be specified in the wire.

Systematic Investment Plan

If you have a checking or savings account with a bank, you may purchase shares automatically through regular deductions from your account. Please call 1-800-224-6312 for information regarding participating banks. With a $100 minimum initial investment, you may begin regularly scheduled investments once a month.

How Fund Prices are Calculated

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after the Fund receives your purchase order. NAV for one Fund share is the value of that share's portion of all of the net assets in the Fund. The Fund's NAV is calculated once each Business Day at the regularly-scheduled close of normal trading on the NYSE (normally, 4:00 p.m., Eastern time). So, for you to receive the current Business Day's NAV, generally we must receive your purchase order before 4:00 p.m., Eastern time.

In calculating NAV, the Fund generally values its investment portfolio at market price. If market prices are unavailable or the Fund thinks that they are unreliable, fair value prices may be determined in good faith using methods approved by the Board of Trustees.

Purchasing Additional Shares

o By Mail -- Please send your check payable to TIP Funds along with a signed letter stating the name of the TIP Target Select Equity Fund and your account number.

o By Phone -- Current shareholders are eligible to purchase shares by phone if they have requested that privilege by checking the appropriate box on the New Account Application. Shareholders who have requested telephone privileges can call 1-800-224-6312 (option 3) and give the Fund and account number they would like to make a subsequent purchase into. They must then instruct their bank to wire the money by following the instructions listed on page ___.

Additional Information

You may also buy shares through accounts with brokers and other institutions that are authorized to place trades in Fund shares for customers. If you invest through an authorized institution, you will have to follow its procedures, which may be different from the procedures for investing directly. Your institution may charge a fee for its services, in addition to the fees charged by the Fund. You will also generally have to address your correspondence or questions regarding the Fund to your institution.

Selling TIP Funds

If you own shares directly, you may sell your shares on any Business Day by contacting us directly by mail or telephone. You may also sell your shares by contacting your financial institution by mail or telephone. The sale price of each share will be the next NAV determined after we receive your request.

You may sell shares by following procedures established when you opened your account or accounts. If you have questions, call 1-800-224-6312. If you own shares through an account with a broker or other institution, contact that broker or institution to sell your shares. If you would like to sell $50,000 or more of your shares, please notify us in writing and include a signature guarantee.

o By Mail - If you wish to redeem shares of the TIP Target Select Equity Fund, you should send us a letter with your name, Fund and account number and the amount of your request. All letters must be signed by the owner(s) of the account. All proceeds will be mailed or wired (depending on instructions given) to the address or instructions given to us when the account was established. If you would like the proceeds sent to either a different bank account or address, a signature guarantee is required.

o By Phone -- When filling out a New Account Application shareholders are given the opportunity to establish telephone redemption privileges. If shareholders elect to take advantage of this privilege they will be able to redeem shares of the TIP Funds by calling 1-800-224-6312 (option 3) and informing one of our representatives.

Systematic Withdrawal Plan

If you have at least $2,500 in your account, you may use the Systematic Withdrawal Plan. Under the plan you may arrange monthly, quarterly, semi-annual or annual automatic withdrawals of at least $100 from the Fund. The proceeds of each withdrawal will be mailed to you by check or, if you have a checking or savings account with a bank, electronically transferred to your account. Please call 1-800-224-6312 for information regarding banks that participate in the Systematic Withdrawal Plan.

Signature Guarantees

A signature guarantee is a widely accepted way to protect shareholders by verifying the signature in certain circumstances including, (1) written requests for redemptions in excess of $50,000; (2) all written requests to wire redemption proceeds to a bank other than the bank previously designated on the account application; and (3) redemption requests that provide that the redemption proceeds should be sent to an address other than the address of record or to a person other than the registered shareholder(s) for the account. Signature guarantees can be obtained from any of the following institutions: a national or state bank, a trust company, a federal savings and loan association, or a broker-dealer that is a member of a national securities exchange. A notarized signature is not sufficient.

Redemptions in Kind

The Fund generally pays sale (redemption) proceeds in cash. However, under unusual conditions that make the payment of cash unwise (and for the protection of the Fund's remaining shareholders) the Fund might pay all or part of your redemption proceeds in liquid securities with a market value equal to the redemption price (redemption in kind). Although it is highly unlikely that your shares would ever be redeemed in kind, you would probably have to pay brokerage costs to sell the securities distributed to you, as well as taxes on any capital gains from the sale as with any redemption.

Receiving Your Money

Normally, the Fund will send your sale proceeds within three Business Days after they receive your request, but it may take up to seven days. Your proceeds can be wired to your bank account (subject to a $10 wire fee) or sent to you by check. If you recently purchased your shares by check or through ACH, redemption proceeds may not be available until your check has cleared (which may take up to 15 days from your date of purchase).

Exchanging Fund Shares

When you exchange shares, you are really selling your shares and buying other Fund shares. So, your sale price and purchase price will be based on the NAV next calculated after we receive your exchange request.

You may exchange your shares on any Business Day by contacting the Fund directly by mail or telephone. You may also exchange shares through your financial institution by mail or telephone. If you recently purchased shares by check or through ACH, you may not be able to exchange your shares until your check has cleared (which may take up to 15 days from your date of purchase). This exchange privilege may be changed or canceled at any time upon 60 days' notice.

Other Policies:

For Customers of Financial Institutions

If you purchase, sell or exchange Fund shares through a financial institution (rather than directly from us), you may have to transmit your purchase, sale and exchange requests to your financial institution at an earlier time for your transaction to become effective that day. This allows the financial institution time to process your request and transmit it to us. For more information about how to purchase, sell or exchange Fund shares through your financial institution, you should contact your financial institution directly.

Telephone Transactions

Purchasing, selling and exchanging Fund shares over the telephone is extremely convenient, but not without risk. Although we have certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, we are not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with us over the telephone, you will generally bear the risk of any loss.

Suspension of Your Right to Sell Your Shares

The Fund may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in the Fund's SAI.

Involuntary Sales of Your Shares

If your account balance drops below the required minimum of $1,000, you may be required to sell your shares. You will always be given at least 60 days' written notice to give you time to add to your account and avoid selling your shares.

Distribution of Fund Shares

SEI Investments Distribution Co. (SIDCo.) is the distributor of the Fund. SIDCo. receives no compensation for distributing the Fund's shares.

Dividends and Distributions

The TIP Target Select Equity Fund distributes its investment income quarterly as a dividend to shareholders. The Fund makes distributions of capital gains, if any, at least annually.

If you own Fund shares on the Fund's record date, you will be entitled to receive the distribution.

You will receive dividends and distributions in the form of additional Fund shares unless you elect to receive payment in cash. To elect cash payment, you must notify the Fund in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after we receive your written notice. To cancel your election, simply send the Fund written notice.

Taxes

Please consult your tax advisor regarding your specific questions about federal, state and local income taxes. Summarized below are some important tax issues that affect the Fund and its shareholders. This summary is based on current tax laws, which may change.

The Fund will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to federal, state and local taxation, depending upon your tax situation. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. Distributions you receive from the Fund may be taxable whether or not you reinvest them. Each sale or exchange of Fund shares is a taxable event.

More information about taxes is in the SAI.

Financial Highlights

The table that follows presents performance information about shares of the Fund. This information is intended to help you understand the Fund's financial performance for the past five years, or, if shorter, the period of the Fund's operations. Some of this information reflects financial information for a single Fund share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in the Fund, assuming you reinvested all of your dividends and distributions. These Financial Highlights have been audited by Ernst & Young LLP, independent auditors whose report, along with the Fund's financial statements, appears in the annual report that accompanies our SAI. You can obtain the annual report, which contains more performance information, at no charge by calling 1-800-224-6312.

Financial Highlights
TIP Funds
For a Share Outstanding Throughout each Period




               Net                      Realized                                         Net                        Net
              Asset          Net          and         Distributions    Distributions    Asset                      Assets
              Value       Investment   Unrealized       from Net           from         Value                       End
            Beginning      Income       Gains on        Investment       Capital         End         Total       of Period
            of Period      (Loss)      Investments       Income           Gains       of Period     Return(1)       (000)
-------------------------------------------------------------------------------------------------------------------------------

TIP Target Select Equity Fund

1999          $10.34       (0.07)         7.80             --             (0.90)       $17.17        80.04%        $1,839

1998(2)       $10.00         --           0.35           (0.01)            --          $10.34         3.50%        $  966




                                                    Ratio of Net
                 Ratio of Net       Ratio of        Investment
                  Investment        Expenses       Income (Loss)
   Ratio            Income         to Average       to Average
 of Expenses        (Loss)         Net Assets       Net Assets      Portfolio
 to Average       to Average       (Excluding       (Excluding      Turnover
 Net Assets       Net Assets        Waivers)          Waivers)        Rate
--------------------------------------------------------------------------------

TIP Target Select Equity Fund

   1.30%           (0.56)%           10.19%           (9.45)%       1,279.40%

   1.30%*           0.02%*           18.76%*         (17.44)%*        803.02%



 *  Annualized

(1) Returns are for the period indicated and have not been annualized.

(2) Commenced operations on January 1, 1998.

 Amounts designated as "--" are either $0 or have been rounded to $0.

                                    TIP FUNDS

Investment Adviser

Turner Investment Partners, Inc.
1235 Westlakes Drive, Suite 350
Berwyn, PA 19312

Distributor

SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Legal Counsel

Morgan, Lewis & Bockius LLP

More information about the Fund is available without charge through the following:

Statement of Additional Information (SAI)

The SAI dated January 31, 2000, includes detailed information about the Fund. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports

These reports contain the Fund's holdings and contain information from the Fund's managers about strategies, and recent market conditions and trends and their impact on Fund performance. The reports also contain detailed financial information about the Fund.

To Obtain an SAI, Annual or Semi-Annual Report, or More Information:

By Telephone:  Call 1-800-224-6312

By Mail:  Write to TIP Funds
P.O. Box 219805
Kansas City, MO 64141-6805

By Internet: http://www.turner-invest.com

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual reports, as well as other information about TIP Funds, from the EDGAR Database on the SEC's website ("http://www.sec.gov"). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information on the operation of the Public Reference Room, call 1-202-942-8090). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-0102. You may also obtain this information, upon payment of a duplicating fee, by e-mailing the SEC at the following address: publicinfo@sec.gov.

TIP Funds' Investment Company Act registration number is 811-07527.